Exhibit 23.1

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference in the S-8 registration statement, dated January 16, 2002, to issue 1,000,000 shares of common stock of Rural/Metro Corporation (the Company) for the Company's employee stock purchase plan, of our report dated October 12, 2001, included in the Company's Form 10-K for the year ended June 30, 2001 and to all references to our firm included in this registration statement.

/s/ Arthur Andersen LLP

Phoenix, Arizona
JANUARY 14, 2002